Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Equity Incentive Plan of Colony NorthStar Credit Real Estate, Inc. (the Company) of our report dated September 27, 2017 with respect to the consolidated balance sheet of Colony NorthStar Credit Real Estate, Inc. included in the Company’s final prospectus dated December 6, 2017, filed with Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act in connection with the Company’s Registration Statement on Form S-4 (File No. 333-221685).

/s/ Ernst & Young LLP

Los Angeles, California

February 1, 2018